UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2013

Cordia Bancorp Inc.

(Exact name of registrant as specified in its charter)

Virginia	26-4700031
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11730 Hull Street Road, Midlothian, Virginia 23112

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (804) 744-7576

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 19, 2013, Cordia Bancorp Inc. (the “Company”) announced that Mark Severson has been named Executive Vice President and Chief Financial Officer of the Company and its subsidiary, Bank of Virginia. Mr. Severson’s appointment was effective September 16, 2013.

Effective as of September 16, 2013, David Bushnell ceased serving as acting Chief Financial Officer.

Prior to joining Cordia, Mr. Severson served as Chief Financial Officer and Treasurer of Chemung Financial Corporation in Elmira, NY from May 2012 to September 2013 and as Chief Financial Officer of FNB United Corp. in Asheboro, NC from July 2007 to December 2011. Previously he served as Chief Financial Officer of Camco Financial Corporation in Cambridge, OH from 2001 to 2007, Chief Financial Officer of FCNB Corp. in Frederick, MD from 1990 to 2001, and Vice President of Union Planters Bank in Memphis, TN from 1984 to 1989.

Mr. Severson will receive an annual base salary of $230,000. The Company will provide Mr. Severson with an interim housing allowance of $1,500 per month for his first 12 months of employment.

As an inducement to his employment, Mr. Severson received 12,500 shares of restricted stock that are subject to pro rata monthly vesting over a period of four years. In addition, Mr. Severson was granted an option to purchase 10,000 common shares at an exercise price of $4.41 (the closing price per share of the Company’s common stock on September 16, 2013 as listed on Nasdaq). The stock option is subject to pro rata annual vesting over four years.

The Company intends to enter into an employment agreement with Mr. Severson that will have a term of three years.

A copy of the press release of the Company announcing the appointment of Mr. Severson as Executive Vice President and Chief Financial Officer and the equity inducement grants made to Mr. Severson is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Number	Description

99.1	Press release dated September 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORDIA BANCORP INC.
(Registrant)

Date: September 19, 2013	By:	/s/ Jack Zoeller
Jack Zoeller
President and Chief Executive Officer